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                                                                Exhibit 99.1

MATHEW HENDERSON                                         MATTHEW COSSOLOTTO
CEOCAST, INC.                                      OVATIONS INTERNATIONAL, INC.
PHONE: 212-732-4300                                     PHONE: 914-245-9721
MHENDERSON@CEOCAST.COM                                 MATTHEW@OVATIONS.COM

LORI ALEXANDER
PHONE: 561-805-8013
INVESTOR@ADSX.COM


APPLIED DIGITAL SOLUTIONS MAKES $30 MILLION PAYMENT TO IBM CREDIT, LLC, SATISFYING ALL OUTSTANDING DEBT OBLIGATIONS TO IBM

Payment improves the Company's cash flow and liquidity - strengthens net worth and shareholder equity on balance sheet

PALM BEACH, FL - June 30, 2003 - Applied Digital Solutions, Inc. (Nasdaq:
ADSX - News) AN ADVANCED TECHNOLOGY DEVELOPMENT COMPANY, ANNOUNCED TODAY
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THAT IT HAS MADE A $30 MILLION PAYMENT TO IBM CREDIT, LLC, THE COMPANY'S
FORMER SENIOR SECURED CREDITOR.

UNDER THE FORBEARANCE AGREEMENT WITH IBM CREDIT (ANNOUNCED ON MARCH 27,
2003), THE COMPANY HAD THE RIGHT TO PURCHASE ALL OF ITS DEBT OF APPROXIMATELY $95 MILLION (INCLUDING ACCRUED INTEREST) WITH A PAYMENT OF $30 MILLION BY JUNE 30, 2003. THIS $30 MILLION PAYMENT, WHICH WAS FINALIZED TODAY, SATISFIES IN FULL THE COMPANY'S DEBT OBLIGATIONS TO IBM. IN 2002, APPLIED DIGITAL SOLUTIONS AND DIGITAL ANGEL CORPORATION (AMEX: DOC), WHICH IS MAJORITY OWNED BY THE COMPANY, REPORTED CONSOLIDATED REVENUES OF $99.6 MILLION.

THE PAYMENT TO IBM CREDIT INCREASES THE COMPANY'S CASH FLOW AND LIQUIDITY. WITH THIS PAYMENT, THE COMPANY HAS ALSO SIGNIFICANTLY STRENGTHENED SHAREHOLDER EQUITY ON ITS BALANCE SHEET, INCREASED ITS NET WORTH, AND ELIMINATED THE NEGATIVE CASH FLOW FOR IBM DEBT PAYMENTS. THE COMPANY ALSO EXPECTS TO RECOGNIZE A GAIN FROM THE SETTLEMENT OF THE IBM DEBT.

SIMULTANEOUS WITH THE $30 MILLION PAYMENT, THE COMPANY COMPLETED A $10.5 MILLION, 8.5% CONVERTIBLE DEBENTURE TRANSACTION WITH AN INVESTOR



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GROUP. THE INVESTORS CAN CONVERT THE DEBENTURES INTO SHARES OF ADSX'S COMMON
STOCK (SUBJECT, IN PART, TO SHAREHOLDER APPROVAL) OR SHARES OF COMMON STOCK THE COMPANY ALREADY OWNS IN DIGITAL ANGEL CORPORATION. THE FIXED-PRICE CONVERSION FEATURE REPRESENTS A 5.0% PREMIUM BASED ON CURRENT ADSX MARKET PRICES, SUBJECT TO DILUTION PROVISIONS. SUBJECT TO CERTAIN CONDITIONS, THE REGULAR INTEREST (8.5% PER ANNUM) AND AMORTIZATION PAYMENTS FOR THE 29-MONTH DEBENTURES MAY BE MADE (AT THE COMPANY'S OPTION) IN CASH OR THE SHARES THE COMPANY OWNS IN DOC.

IN ADDITION, ADSX HAS GRANTED WARRANTS TO THE INVESTORS THAT ARE EXERCISABLE FOR APPROXIMATELY 5.35 MILLION SHARES OF ADSX'S COMMON STOCK, OR 950,000 OF THE SHARES THE COMPANY OWNS IN DOC, OR A COMBINATION OF SHARES FROM BOTH COMPANIES. THE EXERCISE PRICES REPRESENT A 15% PREMIUM BASED UPON CURRENT MARKET PRICES, SUBJECT TO DILUTION PROVISIONS. THE WARRANTS VEST IMMEDIATELY AND EXPIRE IN JUNE 2007.

"THIS IBM PAYMENT REPRESENTS AN IMPORTANT TURNING POINT FOR APPLIED DIGITAL," COMMENTED SCOTT R. SILVERMAN, CHAIRMAN AND CEO. "IN THE MOST RECENT SHAREHOLDER CONFERENCE CALL AND IN OUR 2002 ANNUAL REPORT, I REFERRED TO SATISFACTION OF OUR DEBT OBLIGATIONS TO IBM CREDIT AS THE FIRST PILLAR OF THE COMPANY'S FOUNDATION FOR THE FUTURE. NOW THAT WE HAVE STRENGTHENED OUR CAPITAL STRUCTURE, OUR PRIORITIES ARE TO BUILD ON THIS FOUNDATION BY ACHIEVING CASH FLOW POSITIVE OPERATING RESULTS AND REVENUE GROWTH THROUGH SALES OF OUR PERSONAL SAFEGUARD TECHNOLOGIES, PARTICULARLY DIGITAL ANGEL(TM) AND VERICHIP(TM)."

ABOUT APPLIED DIGITAL SOLUTIONS, INC.
Applied Digital Solutions is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Technology Group, the Company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. Applied Digital Solutions owns a majority position in Digital Angel Corporation (AMEX: DOC). For more information, visit the Company's website at http://www.adsx.com.

About VeriChip(TM)
VeriChip is a subdermal, radio frequency identification (RFID) device that can be used in a variety of security, financial, emergency identification and other applications. About the size of a grain of rice, each VeriChip product contains a unique verification number that is captured by briefly passing a proprietary scanner over the VeriChip. A small amount of radio frequency energy passes from the scanner energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number. In October 2002, the US Food and Drug



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Administration (FDA) ruled that VeriChip is not a regulated device with regard to its security, financial, personal identification/safety applications but that VeriChip's healthcare information applications are regulated by the FDA. VeriChip Corporation is a wholly owned subsidiary of Applied Digital Solutions (NASDAQ: ADSX). For more information about VeriChip, visit www.adsx.com.

ABOUT DIGITAL ANGEL CORPORATION
On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland. Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX - News), which now is the majority owner of
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the company. Digital Angel(TM) technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions -- such as ambient temperature and physical movement -- and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock. Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals. For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.


Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. The Company intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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